July 26, 2007

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
Revenue Growth, Strong Pricing Highlight
Kansas City Southern’s Second Quarter 2007 Earnings
Second Quarter Highlights
•	Revenues of $427.1 million, a 3.4% increase over 2006.

•	Operating income of $83.1 million increased 7.2%.

•	Operating ratio improved to 80.5% compared with 81.2%.

•	Refinancings result in annual $13 million pre-tax savings.
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) recorded second quarter 2007 revenues of $427.1 million, a 3.4% increase over second quarter 2006. The quarter-over-quarter revenue growth was primarily attributable to a continued strong pricing environment.
For the quarter, revenues for KCS’ automotive group increased by 17.8% over last year, a reflection of the growing importance of Mexico to the North American automotive industry. Coal revenues also experienced double-digit improvement increasing by 10.4% on strong volume. Chemical & petroleum products grew by 5.1%. Growth in grain business was a key driver leading to a 4.6% increase in agriculture & minerals, and despite a continued slow U.S. new homes market, paper & forest products revenues rose 1.2%. Finally, second quarter intermodal revenues were basically flat, increasing 0.6%. Intermodal continued to be challenged on a year-to-year comparative basis by the loss of certain haulage business. Excluding the impact of the haulage, second quarter 2007 intermodal revenues increased by approximately 14%. It is anticipated that the reduced haulage revenues will be partially replaced with new traffic created from a new haulage agreement that will utilize KCS’ Meridian Speedway beginning in the second half of the year.
Second quarter 2007 operating expenses totaled $344.0 million, a 2.5% increase. Operating income increased 7.2% to $83.1 million, and the second quarter operating ratio improved to 80.5% from 81.2% a year earlier. The Company’s operating ratio has improved in both the first and second quarter compared with the same periods in 2006.
Net income available to common shareholders in the second quarter totaled $25.3 million, or $0.30 per diluted share, compared with $19.2 million, or $0.24, in the second quarter 2006, a 25% increase in diluted earnings per share. Second quarter 2007 pre-tax income includes a cost of $6.9 million, or 6 cents per share on a dilutive basis, related to the refinancing of Kansas City Southern de México (KCSM) 12.5% senior notes and bank credit agreement. Excluding these refinancing costs in the quarter, KCS diluted earnings per share would have been $0.36 for the second quarter. Going forward, the KCSM refinancings will result in a significant pre-tax reduction in interest expense.
Comments from the Chairman
KCS Chairman and Chief Executive Officer Michael R. Haverty stated, “While we appreciate that the Company’s overall performance has remained positive despite a somewhat less robust economy in the first half of the year, KCS is determined to improve its operational and financial results in the second half of 2007.
“Going forward, KCS will benefit from some mid-year new business opportunities, which will strengthen volumes during the remainder of 2007. In addition, KCS will take delivery of 120 new locomotives during the second half of this year. These developments, among others, will contribute to our goal of achieving a full-year operating ratio below 80%.
“Considerable progress was made during the second quarter on two construction projects that have major long-term significance for KCS. Hutchison Port Holdings, which has the concession to operate the Port of Lázaro Cárdenas, has completed the work necessary to install the cranes on dock. The cranes are now on site and the schedule for Phase I operations continues to move toward an opening in late September. In addition, in late May, The Kansas City Southern Railway filed an application with the U.S. Railroad Administration (FRA) for a $100 million Railroad Rehabilitation and Improvement Financing (RRIF) loan to be used for the reconstruction of a rail line between Victoria and Rosenberg, Texas. Construction began immediately after the application was filed. When completed in late 2008, this new rail line will reduce KCS’ route to Mexico by approximately 70 miles and will result in lower costs and improved service, which are critical elements of our cross border intermodal growth strategy.
“Finally, during the second quarter we completed two key refinancings at KCSM, which will generate an annual pre-tax interest savings of $13 million. Since KCS acquired its controlling interest in KCSM in April 2005, KCSM has refinanced all of its senior unsecured indebtedness resulting in annual pre-tax interest savings of over $22 million.”
For the calculation of adjusted EPS, see the Reconciliation to GAAP schedule attached to the Company’s 8-K filing or the Company’s website at www.kcsouthern.com.

KANSAS CITY SOUTHERN SECOND QUARTER 2007 PRESS RELEASE
RECONCILIATION TO GAAP (1)
(in millions)

	June 30,
EPS Effect of Debt Retirement Costs:	2007
As Reported net income available to common stockholders for purposes of computing EPS	$27.4	A
Effect of debt retirement costs, net of Mexico segment tax	5.2
Effect of additional income due to dilution of convertible preferred stock	2.7

Net income available to common stockholders for purposes of computing EPS	$35.3	C

As reported diluted shares	90,732	B
Additional preferred stock dilutive shares due to additional income	7,000

Adjusted diluted shares	97,732	D

As reported diluted earnings per share	$0.30	A/(B/1,000)
EPS excluding debt retirement costs	0.36	C/(D/1,000)

Difference	$(0.06)

Non-GAAP Reconciliation (1)
KCS reports its financial statements in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to review and in certain cases manage the Company’s business may provide its users of the financial information with additional meaningful comparison when reviewing the Company’s results.
KCS management uses non-GAAP information in its planning and forecasting processes and to further analyze its own financial trends and operational performance, as well as making financial comparisons to prior periods presented on a similar basis. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees. Management believes investors and users of the Company’s financial information should consider all of the above factors when evaluating KCS’ results.
Some of KCS’ non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

Kansas City Southern
Income Statement
(Dollars in millions except share and per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues	$427.1	$413.1	$838.4	$801.5

Operating expenses:
Compensation and benefits	98.5	97.6	198.4	192.6
Purchased services	43.1	52.4	89.8	107.3
Fuel	65.7	63.1	128.2	121.4
Equipment costs	48.5	39.3	93.4	84.0
Depreciation and amortization	40.8	36.8	78.9	75.2
Casualties and insurance	17.5	15.5	36.9	28.1
Materials and other costs	29.9	30.9	57.3	54.1

Total operating expenses	344.0	335.6	682.9	662.7

Operating income	83.1	77.5	155.5	138.8

Equity in net earnings of unconsolidated affiliates	2.8	2.0	3.9	2.5
Interest expense	(41.6)	(40.6)	(81.0)	(81.2)
Debt retirement costs	(6.9)	(2.2)	(6.9)	(2.2)
Foreign exchange gain (loss)	3.4	(7.0)	0.3	(11.2)
Other income	3.3	2.9	3.9	5.8

Income before income taxes and minority interest	44.1	32.6	75.7	52.5
Income tax expense	13.8	8.5	23.1	15.5

Income before minority interest	30.3	24.1	52.6	37.0
Minority interest	0.1	—	0.2	—

Net income	30.2	24.1	52.4	37.0
Preferred stock dividends	4.9	4.9	10.1	9.8

Net income available to common shareholders	$25.3	$19.2	$42.3	$27.2

Earnings per share:
Basic earnings per share	$0.33	$0.26	$0.56	$0.37

Diluted earnings per share	$0.30	$0.24	$0.52	$0.36

Average shares outstanding (in thousands):
Basic	75,892	74,464	75,737	73,661
Potential dilutive common shares	14,840	18,088	14,813	16,355

Diluted	90,732	92,552	90,550	90,016

Kansas City Southern
Revenue & Carloadings By Commodity — Second Quarter 2007
(Dollars in Millions)

Carloadings				Revenue
Second Quarter		%		Second Quarter		%
2007	2006 (a)	Change		2007	2006	Change
			Coal
64,721	60,631	6.7%	Unit Coal	$36.9	$32.3	14.2%
12,884	13,420	(4.0%)	Other Coal	8.6	8.9	(3.4%)

77,605	74,051	4.8%	Total	45.5	41.2	10.4%

			Paper & Forest Products
30,734	32,591	(5.7%)	Pulp/Paper	42.5	38.9	9.3%
5,948	1,897	213.5%	Scrap Paper	6.8	1.8	277.8%
3,507	4,694	(25.3%)	Pulpwood/Logs/Chips	2.6	3.2	(18.8%)
7,108	8,503	(16.4%)	Lumber/Plywood	9.2	10.8	(14.8%)
24,008	33,829	(29.0%)	Metal/Scrap	31.2	36.8	(15.2%)
28,726	30,432	(5.6%)	Military/Other Carloads	32.3	31.6	2.2%

100,031	111,946	(10.6%)	Total	124.6	123.1	1.2%

			Chemical & Petroleum
			Products
3,561	3,846	(7.4%)	Agri Chemicals	4.2	4.2	0.0%
26,959	22,733	18.6%	Other Chemicals	36.1	27.9	29.4%
15,245	18,359	(17.0%)	Petroleum	18.8	24.4	(23.0%)
11,264	11,402	(1.2%)	Plastics	19.2	18.0	6.7%

57,029	56,340	1.2%	Total	78.3	74.5	5.1%

			Agriculture and Minerals
42,596	41,178	3.4%	Grain	57.2	51.5	11.1%
15,733	17,622	(10.7%)	Food Products	24.5	26.6	(7.9%)
12,897	13,921	(7.4%)	Ores and Minerals	11.2	11.3	(0.9%)
4,477	4,196	6.7%	Stone, Clay & Glass	6.5	5.6	16.1%

75,703	76,917	(1.6%)	Total	99.4	95.0	4.6%

			Intermodal & Automotive
28,615	25,052	14.2%	Automotive	29.1	24.7	17.8%
121,160	135,143	(10.3%)	Intermodal	33.5	33.3	0.6%

149,775	160,195	(6.5%)	Total	62.6	58.0	7.9%

460,143	479,449	(4.0%)	TOTAL FOR BUSINESS UNITS	410.4	391.8	4.7%
			Other KCSR Revenue	16.7	21.3	(21.6%)

460,143	479,449	(4.0%)	TOTAL	$427.1	$413.1	3.4%

(a)	Certain amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.

Kansas City Southern
Revenue & Carloadings By Commodity — Year to Date June 30, 2007
(Dollars in Millions)

Carloadings				Revenue
Year to Date		%		Year to Date		%
2007	2006 (a)	Change		2007	2006	Change
			Coal
127,020	121,616	4.4%	Unit Coal	$72.5	$64.3	12.8%
25,728	25,443	1.1%	Other Coal	18.1	16.7	8.4%

152,748	147,059	3.9%	Total	90.6	81.0	11.9%

			Paper & Forest Products
61,006	66,470	(8.2%)	Pulp/Paper	82.6	76.7	7.7%
8,829	4,017	119.8%	Scrap Paper	10.5	3.8	176.3%
8,550	9,852	(13.2%)	Pulpwood/Logs/Chips	6.8	6.5	4.6%
13,562	16,845	(19.5%)	Lumber/Plywood	18.1	21.2	(14.6%)
53,239	69,615	(23.5%)	Metal/Scrap	67.9	74.1	(8.4%)
56,900	60,067	(5.3%)	Military/Other Carloads	60.9	61.9	(1.6%)

202,086	226,866	(10.9%)	Total	246.8	244.2	1.1%

			Chemical & Petroleum Products
6,991	7,901	(11.5%)	Agri Chemicals	8.4	8.2	2.4%
49,730	44,338	12.2%	Other Chemicals	65.9	53.7	22.7%
33,149	35,922	(7.7%)	Petroleum	42.1	45.5	(7.5%)
21,743	22,193	(2.0%)	Plastics	37.5	34.3	9.3%

111,613	110,354	1.1%	Total	153.9	141.7	8.6%

			Agriculture and Minerals
81,752	80,576	1.5%	Grain	109.2	98.8	10.5%
31,764	33,416	(4.9%)	Food Products	49.5	49.2	0.6%
27,105	28,210	(3.9%)	Ores and Minerals	23.0	22.5	2.2%
7,952	8,354	(4.8%)	Stone, Clay & Glass	11.5	10.9	5.5%

148,573	150,556	(1.3%)	Total	193.2	181.4	6.5%

			Intermodal & Automotive
51,454	52,202	(1.4%)	Automotive	52.8	50.6	4.3%
250,465	255,987	(2.2%)	Intermodal	66.3	62.7	5.7%

301,919	308,189	(2.0%)	Total	119.1	113.3	5.1%

916,939	943,024	(2.8%)	TOTAL FOR BUSINESS UNITS	803.6	761.6	5.5%
			Other KCSR Revenue	34.8	39.9	(12.8%)

916,939	943,024	(2.8%)	TOTAL	$838.4	$801.5	4.6%

(a)	Certain amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.